Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

August 2, 2019

Board of Trustees
Franklin Investors Securities Trust
on behalf of the Franklin Low Duration Total Return Fund
Franklin Strategic Series
on behalf of the Franklin Flexible Alpha Bond Fund
One Franklin Parkway
San Mateo, California 94403-1906

Re:	Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to the Franklin Low Duration Total Return Fund (the “Low Duration Fund”), a series of Franklin Investors Securities Trust (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued by the Low Duration Fund, in connection with the acquisition of substantially all of the assets of the Franklin Flexible Alpha Bond Fund (the “Flexible Alpha Bond Fund”), a series of Franklin Strategic Series, by and in exchange solely for full and fractional Class A, Class C, Class R, Class R6 and Advisor Class shares of beneficial interest, without par value (the “Shares”), of the Low Duration Fund (the “Transaction”).

We have reviewed the Trust’s Agreement and Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”), resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization for the Transaction, which was approved by the Trust’s Board of Trustees (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

Philadelphia - Washington - New York - Chicago
A Pennsylvania Limited Liability Partnership

Board of Trustees
Franklin Investors Securities Trust
     on behalf of the Franklin Low Duration Total Return Fund
Franklin Strategic Series
     on behalf of the Franklin Flexible Alpha Bond Fund
August 2, 2019

1. The Shares of the Low Duration Fund will be issued in accordance with the Trust’s Declaration of Trust and By-Laws, the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transaction.

2. The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours, STRADLEY RONON STEVENS & YOUNG, LLP By:/s/ Kenneth L. Greenberg Kenneth L. Greenberg, Esq., a Partner